Exhibit 16.1

LETTER FROM ACCOUNTANTS
STONEFIELD JOSEPHSON, INC.

October 29, 2010

Securities and Exchange Commission
100 F Street, NE
Washington, D.C.  20549-7561

We have read Item 4.01 included in the Form 8-K/A of Alliance Fiber Optic Products, Inc. dated October 29, 2010 to be filed with the Securities and Exchange Commission.  We agree with the statements concerning our Firm in such Form 8-K/A; we are not in a position to agree or disagree with other statements of Alliance Fiber Optic Products, Inc. contained therein.

/s/ Stonefield Josephson, Inc.

Stonefield Josephson, Inc.
San Francisco, CA